United States
Securities and Exchange Commission
Washington, D. C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.__)

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ASCENT INDUSTRIES CO.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ASCENT INDUSTRIES CO.
20 N. Martingale Rd, Suite 430
Schaumburg, Illinois 60173

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 11, 2025

This proxy statement supplement (this “Supplement”) to the definitive proxy statement of Ascent Industries Co. (the “Company”), filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2025 (the “Proxy Statement”), is being furnished to shareholders of the Company in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 9:00 a.m., Eastern Time, on June 11, 2025, virtually via live webcast at www.virtualshareholdermeeting.com/ACNT2025. This Supplement is being filed with the SEC and is being made available to shareholders on or about June 4, 2025.

Updates to the Definitive Proxy Statement

As disclosed in the Proxy Statement, the Audit Committee of the Board (the “Audit Committee”) approved the engagement of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. On June 3, 2025, the Company was notified that Moss Adams LLP merged with Baker Tilly US, LLP effective on June 3, 2025. In light of the change in the Company’s auditor resulting from this merger, the disclosure under “Proposal 3: Ratification of the Appointment of our Independent Registered Public Accounting Firm” is hereby supplemented as follows:

On June 3, 2025, Ascent Industries Co., (the “Company”) was notified that Moss Adams LLP (“Moss Adams”), the Company’s independent registered public accounting firm, merged with Baker Tilly US, LLP effective on June 3, 2025. The combined audit practices operate as Baker Tilly US, LLP (“Baker Tilly”). In connection with the notification of the merger, Moss Adams has resigned as the auditors of the Company and the Audit Committee of the Company’s Board of Directors approved the appointment of Baker Tilly, as the successor to Moss Adams, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

As a result of the change in the Company’s independent registered public accounting firm, as Proposal 3, we are requesting that our shareholders ratify the appointment of Baker Tilly as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

A representative of Baker Tilly is expected to attend the Annual Meeting via live webcast, to have an opportunity to make a statement if desired, and to be available to respond to appropriate questions from shareholders.

The audit reports of Moss Adams on the Company’s consolidated financial statements for the years ended December 31, 2024 and 2023, and for each of the years then ended, and internal control over financial reporting as of December 31, 2024, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2024 and 2023, and the subsequent interim period through June 3, 2025, there were no (a) disagreements with Moss Adams on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Moss Adams’ satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements, or (b) reportable events requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K.

During the years ended December 31, 2024 and 2023, and the subsequent interim period through the date of the Company’s filing of a Current Report on Form 8-K on June 4, 2025 (the “Auditor Change Form 8-K”) reporting the change in auditor, neither the Company, nor anyone on its behalf, consulted with Baker Tilly regarding: (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that item, or a “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Moss Adams with a copy of the Auditor Change Form 8-K prior to its filing with the SEC and requested that Moss Adams furnish the Company with a letter addressed to the SEC stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of Moss Adams’ letter to the SEC, dated June 3, 2025, is filed as Exhibit 16.1 to the Auditor Change Form 8-K.

The Board of Directors unanimously recommends you vote FOR the ratification of the appointment of Baker Tilly as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

In addition, all other references to the ratification of the appointment of Moss Adams as our independent registered public accounting firm in the Proxy Statement are updated to refer to the ratification of the appointment of Baker Tilly as our independent registered public accounting firm.

Important Information

Except for the updated information regarding the change in our independent registered public accounting firm disclosed herein, this Supplement does not modify or supplement the Proxy Statement in any manner. This Supplement should be read in conjunction with the Proxy Statement and the Company’s 2024 Annual Report to Shareholders as each contains information that is important to your decisions in voting at the Annual Meeting. Additional information is contained in the Proxy Statement that was previously made available to our shareholders. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 3 of the Proxy Statement for instructions on how to do so.